Exhibit 99.1

O S H K O S H   C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS RESULTS FOR
FISCAL 2011 FIRST QUARTER

First Quarter EPS of $1.09 Compared to Prior Year
EPS from Continuing Operations of $1.90

Repaid $115.1 Million of Debt

OSHKOSH, WI — (January 28, 2011) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2011 first quarter net sales of $1.70 billion and net income attributable to Oshkosh Corporation of $99.6 million, or $1.09 per share. This compares with net sales of $2.43 billion and income from continuing operations of $172.5 million, or $1.90 per share, in the prior year’s first quarter. Results for the first quarter of fiscal 2011 include $0.13 per share of restructuring charges, net of income tax benefits. First quarter of fiscal 2010 results included per share charges of $0.20, net of income tax benefits, for the non-cash impairment of goodwill and other long-lived assets. Excluding asset impairment charges(1) of $23.3 million, the Company reported income from continuing operations of $191.2 million, or $2.10 per share, for the first quarter of fiscal 2010.

“In the first quarter, we began our transition from high volume production of MRAP-All Terrain Vehicles (M-ATVs) to the gradual launch of production of the U.S. Army’s Family of Medium Tactical Vehicles (FMTVs),” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “This transition will challenge our quarterly earnings comparisons in fiscal 2011, but we expect to be solidly profitable in every quarter this fiscal year. Beyond fiscal 2011, we have good visibility in our defense business with several programs of record and a recovering access equipment business.

“Our focus in fiscal 2011 is to position Oshkosh Corporation to return to a period of growth beginning in fiscal 2012. We are optimizing our manufacturing footprint and overhead

(1)  Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

-more-

structure to be more competitive and working on launches of new products that we expect to introduce beginning in our second fiscal quarter. We are investing globally and taking other actions to capitalize on what appears to be a gradual global economic recovery. In addition, we are continuing our focus on debt reduction, achieving $115.1 million in the first quarter, to create more options for growth.

“In our defense business, we successfully extended our M-ATV family of vehicles to include ambulances and designed bolt-on protection kits to further enhance the survivability of the M-ATV for our troops in Afghanistan. We also continued to ramp up FMTV production, including plans to accommodate significantly higher than expected production rates when compared to the original request for proposal, including the hiring of 650-750 new employees. We also continued our efforts to lower costs under the program,” continued Szews. “During the quarter, our access equipment business experienced stronger year over year order demand as our North American customers were replacing their aged fleets and as our sales teams grew our business in emerging markets. As a result, backlog rose sharply in the segment.

“Demand remained soft in our fire & emergency and commercial segments. Until municipal spending and housing starts recover, results for these segments will be challenged. We have taken additional actions in these businesses to reduce our cost structure in anticipation of a slow recovery.

“Oshkosh Corporation has a strong track record of growth and manufactures products that perform some very important missions protecting lives and property and building infrastructure globally. We will work in fiscal 2011 to serve and delight our customers and position the business to return to growth in fiscal 2012 for our shareholders,” concluded Szews.

The Company reported that consolidated net sales in the first quarter of fiscal 2011 decreased 30.1 percent to $1.70 billion compared to the prior year first quarter largely due to a decrease in sales under the M-ATV contract of $589.3 million. During the first quarter of fiscal 2011, the Company delivered the final 322 M-ATVs from the initial 8,079 units awarded during fiscal 2009 and 2010.

Operating income decreased to $168.7 million, or 9.9 percent of sales, for the first quarter of fiscal 2011 compared with operating income of $325.7 million, or 13.4 percent of sales, in the prior year first quarter. Excluding impairment charges(1), the Company reported operating income of $349.0 million, or 14.3 percent of sales, for the first quarter of fiscal 2010. The decrease in operating income was primarily attributable to the lower sales volumes.

Factors affecting first quarter results for the Company’s business segments included:

Defense — Defense segment sales decreased 40.1 percent to $1.11 billion for the first quarter of fiscal 2011 compared with the prior year first quarter. The decrease was primarily due to the completion of M-ATV production under the initial delivery orders awarded during fiscal 2009 and 2010 and lower Family of Heavy Tactical Vehicle (FHTV) volume, offset in part by an increase in M-ATV related aftermarket parts & service sales. Combined M-ATV related vehicle and parts & service sales totaled $519.4 million in the first quarter of fiscal 2011, a decrease of $589.3 million compared to the first quarter of the prior year.

Defense segment operating income in the first quarter decreased 35.8 percent to $217.9 million, or 19.6 percent of sales, compared to prior year first quarter operating income of $339.7 million, or 18.3 percent of sales. The increase in operating income as a percent of sales was due to an improved parts & service mix, offset in part by lower volumes on a relatively fixed cost base and higher new product development spending.

Access Equipment — Access equipment segment(2) sales to external customers increased 30.4 percent to $290.6 million for the first quarter of fiscal 2011 compared to the prior year first quarter. Replacement of aged equipment in North America, economic growth and increased product adoption in emerging markets as well as military telehandler demand drove higher sales of new equipment in the first quarter of fiscal 2011 compared to the prior year quarter. While external sales improved in the quarter, North American sales remained significantly lower than historical levels due to weak construction markets and tight credit. In addition to sales to external customers, access equipment segment sales in the first quarter of fiscal 2011 included $36.7 million of M-ATV related intersegment sales to the defense segment compared to $530.8 million in the prior year first quarter. The decrease in intersegment sales compared to the prior year first quarter was due to the completion of initial M-ATV production requirements. In total, segment sales decreased 56.6 percent to $327.3 million for the first quarter of fiscal 2011 compared with the prior year quarter.

The access equipment segment reported an operating loss of $16.7 million, or 5.1 percent of sales, for the first quarter of fiscal 2011 compared to operating income of $13.3 million, or 1.8 percent of sales, in the prior year quarter. The decline in operating results reflected the decrease in intersegment sales at mid-single digit operating income margins, $11.3 million of charges associated with plans for cost reduction actions in Europe, offset in part by higher volume with external customers and the reversal of provisions for credit losses of $6.7 million, primarily related to a customer settlement. The Company recorded a charge for credit losses of $5.5 million in the prior year first quarter. The Company anticipates that it will incur $2 million to $7 million of additional charges in fiscal 2011 in connection with plans for the cost reduction actions in Europe.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2011 decreased 10.5 percent to $201.5 million compared with the prior year quarter. The decrease in sales primarily reflected lower shipments of fire fighting apparatus due to soft domestic demand attributable to weak municipal spending in the U.S.

Operating income decreased 87.9 percent in the first quarter of fiscal 2011 to $2.6 million, or 1.3 percent of sales, compared with the prior year quarter operating income, excluding impairment charges(1), of $21.3 million, or 9.4 percent of sales. Operating income during the first quarter was impacted by lower sales volume and the related absorption impact and pricing of international sales. Including impairment charges of $23.3 million in the first quarter of fiscal 2010, the fire & emergency segment reported an operating loss of $2.0 million.

In October 2010 and January 2011, the Company commenced the closure of Oshkosh Specialty Vehicles and Medtec Ambulance facilities, respectively, and consolidation of these businesses into existing facilities in Florida. The Company also implemented workforce reductions throughout the first fiscal quarter and in January 2011 in other businesses in the fire & emergency segment. The Company recorded charges totaling $0.7 million in its first quarter for these closures and workforce reductions and expects to record additional charges of approximately $5 million for these activities in upcoming quarters.

Commercial — Commercial segment sales decreased 22.9 percent to $119.5 million in the first quarter of fiscal 2011 compared with the prior year quarter. The decrease in sales was due to an almost 40 percent decrease in refuse collection vehicle sales as a result of lower volume with large waste haulers due to delayed orders as well as a more than 15 percent

(2)  During fiscal 2010, in conjunction with the appointment of a new segment president, the Company transferred operational responsibility of JerrDan, the Company’s towing and recovery business unit, from the fire & emergency segment to the access equipment segment.  As a result, JerrDan has been included within the access equipment reporting segment for financial reporting purposes.  Historical information has been reclassified to include JerrDan in the access equipment segment for all periods presented.

decrease in concrete placement product sales as a result of lower package sales, which include both a body and a chassis.

The commercial segment reported an operating loss of $7.7 million, or 6.5 percent of sales, for the first quarter of fiscal 2011 compared with operating income of $3.1 million, or 2.0 percent of sales, in the prior year quarter. The decrease in operating results primarily resulted from the lower volume and its related absorption impact. In January 2011, the Company implemented workforce reductions across the segment in response to continued weak demand anticipated in fiscal 2011.

Corporate — Corporate operating expenses increased $6.8 million to $31.2 million for the first quarter of fiscal 2011 compared to the prior year quarter. The increase was primarily a result of the Company’s continuing investment in people to support its growth initiatives for fiscal 2012 and beyond.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $24.1 million to $25.8 million in the first quarter of fiscal 2011 compared to the prior year quarter. The decrease was largely due to the effects of lower borrowings as average debt outstanding decreased from $1.9 billion during the first quarter of fiscal 2010 to $1.2 billion during the first quarter of fiscal 2011 as a result of strong cash flow generation during the past 12 months. The Company repaid $115.1 million of debt during the first quarter of fiscal 2011.

Provision for Income Taxes — The Company recorded income tax expense of $44.0 million in the first quarter of fiscal 2011, or 30.8 percent of pre-tax income compared to 37.4 percent of pre-tax income in the prior year quarter. The first quarter fiscal 2011 effective tax rate included discrete tax benefits associated with the December 2010 reinstatement of the U.S. research and development tax credit, the impact of benefits associated with foreign tax credits related to a decision to repatriate earnings previously fully reinvested and reductions of a tax reserve associated with the expiration of statute of limitations.

Conference Call

The Company will comment on first quarter earnings during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations both on a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible assets impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the three months ended December 31, 2009 (in millions, except per share amounts):

Non-GAAP fire & emergency segment operating income	$21.3
Intangible assets impairment charges	(23.3)
GAAP fire & emergency segment operating loss	$(2.0)

Non-GAAP operating income	$349.0
Intangible assets impairment charges	(23.3)
GAAP operating income	$325.7

Non-GAAP income from continuing operations, net of tax	$191.2
Intangible assets impairment charges	(23.3)
Income tax benefit associated with intangible assets impairment charges	4.6
GAAP income from continuing operations, net of tax	$172.5

Non-GAAP income per share from continuing operations	$2.10
Intangible assets impairment charges per share	(0.20)
GAAP income per share from continuing operations	$1.90

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These factors include the impact on revenues and margins of the decrease in M-ATV production rates; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic weakness and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the expected level and timing of U.S. Department of Defense (DoD) procurement of products and services and funding thereof, especially in an environment when the U.S. government is operating under a Continuing Resolution budget action; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; the potential for commodity and other raw material costs to rise sharply, particularly in a future economic recovery; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production delays arising from supplier quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to work stoppages and other labor matters; the potential for disruptions or cost overruns in the Company’s global enterprise system implementation; the potential for increased costs relating to compliance with changes in laws and regulations; and risks related to disruptions in the Company’s distribution networks. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2010	2009

Net sales	$1,700.8	$2,434.1
Cost of sales	1,391.8	1,954.9
Gross income	309.0	479.2

Operating expenses:
Selling, general and administrative	125.0	114.8
Amortization of purchased intangibles	15.3	15.4
Intangible assets impairment charges	—	23.3
Total operating expenses	140.3	153.5
Operating income	168.7	325.7

Other income (expense):
Interest expense	(26.5)	(50.8)
Interest income	0.7	0.9
Miscellaneous, net	(0.3)	0.2
	(26.1)	(49.7)
Income from continuing operations before income taxes and equity in earnings (losses) of unconsolidated affiliates	142.6	276.0
Provision for income taxes	44.0	103.2
Income from continuing operations before equity in earnings (losses) of unconsolidated affiliates	98.6	172.8
Equity in earnings (losses) of unconsolidated affiliates	0.4	(0.3)
Income from continuing operations, net of tax	99.0	172.5
Loss on discontinued operations, net of tax	—	(2.9)
Net income	99.0	169.6
Net loss attributable to the noncontrolling interest	0.6	—
Net income attributable to Oshkosh Corporation	$99.6	$169.6

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended
	December 31,
	2010	2009
Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$1.10	$1.93
Discontinued operations	—	(0.03)
	$1.10	$1.90
Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$1.09	$1.90
Discontinued operations	—	(0.03)
	$1.09	$1.87

Basic weighted average shares outstanding	90,595,181	89,477,892
Effect of dilutive stock options and equity-based compensation awards	844,170	1,335,306
Diluted weighted average shares outstanding	91,439,351	90,813,198

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income from continuing operations, net of tax	$99.6	$172.5
Loss on discontinued operations, net of tax	—	(2.9)
Net income	$99.6	$169.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$398.8	$339.0
Receivables, net	700.6	889.5
Inventories, net	787.6	848.6
Deferred income taxes	75.7	86.7
Other current assets	56.7	52.1
Total current assets	2,019.4	2,215.9
Investment in unconsolidated affiliates	31.7	30.4
Property, plant and equipment:
Property, plant and equipment	813.8	821.0
Accumulated depreciation	(422.4)	(417.4)
Property, plant and equipment, net	391.4	403.6
Goodwill	1,047.1	1,049.6
Purchased intangible assets, net	881.2	896.3
Other long-term assets	89.4	112.8
Total assets	$4,460.2	$4,708.6

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$116.9	$215.9
Accounts payable	507.7	717.7
Customer advances	329.9	373.2
Payroll-related obligations	73.9	127.5
Income taxes payable	14.6	1.3
Accrued warranty	79.8	90.5
Deferred revenue	80.9	76.9
Other current liabilities	266.3	209.0
Total current liabilities	1,470.0	1,812.0
Long-term debt, less current maturities	1,070.1	1,086.4
Deferred income taxes	188.2	189.6
Other long-term liabilities	299.5	293.8
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,432.8	1,326.6
Noncontrolling interest	(0.4)	0.2
Total equity	1,432.4	1,326.8
Total liabilities and equity	$4,460.2	$4,708.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2010	2009
Operating activities:
Net income	$99.0	$169.6
Non-cash asset impairment charges	—	23.3
Loss on sale of discontinued operations, net of tax	—	2.9
Depreciation and amortization	35.0	37.4
Deferred income taxes	6.7	(18.3)
Other non-cash adjustments	5.4	4.7
Changes in operating assets and liabilities	47.3	286.4
Net cash provided by operating activities	193.4	506.0

Investing activities:
Additions to property, plant and equipment	(16.8)	(11.9)
Additions to equipment held for rental	(2.8)	(1.0)
Proceeds from sale of property, plant and equipment	—	0.4
Proceeds from sale of equipment held for rental	2.6	3.4
Other investing activities	(2.1)	(0.1)
Net cash used by investing activities	(19.1)	(9.2)

Financing activities:
Repayment of long-term debt	(65.1)	(167.9)
Repayments under revolving credit facility, net	(50.0)	—
Proceeds from exercise of stock options	0.9	0.9
Other financing activities	0.2	—
Net cash used by financing activities	(114.0)	(167.0)

Effect of exchange rate changes on cash	(0.5)	(2.1)
Increase in cash and cash equivalents	59.8	327.7
Cash and cash equivalents at beginning of period	339.0	530.4
Cash and cash equivalents at end of period	$398.8	$858.1

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2010	2009
Net sales:
Defense	$1,113.7	$1,859.7
Access equipment	327.3	753.7
Fire & emergency	201.5	225.2
Commercial	119.5	155.1
Intersegment eliminations	(61.2)	(559.6)
Consolidated	$1,700.8	$2,434.1

Operating income (loss):
Defense	$217.9	$339.7
Access equipment	(16.7)	13.3
Fire & emergency	2.6	(2.0)
Commercial	(7.7)	3.1
Corporate	(31.2)	(24.4)
Intersegment eliminations	3.8	(4.0)
Consolidated	$168.7	$325.7

	December 31,
	2010	2009
Period-end backlog:
Defense	$5,391.9	$4,984.9
Access equipment	379.9	114.5
Fire & emergency	464.0	512.6
Commercial	92.7	81.2
Consolidated	$6,328.5	$5,693.2

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